Exhibit 10.1

Richard A. Firehammer, Jr.
Senior Vice President & General Counsel

March 1, 2005

Via Facsimile
Mr. Bernard J. Pitz

     Re: Terms of Your Continued Employment

Dear Bernie,

     Thank you for your agreement to continue your employment with Universal Electronics Inc. (“UEI”) through the end of business on March 31, 2005, at which time your resignation will become effective (the “Resignation Date”). The terms of your employment are as follows:

     1. UEI will:

(a)	Pay you, at your current rate of pay (US$250,000 per annum), in accordance with UEI’s current payroll practices and procedures and on UEI’s regularly scheduled payroll dates through your Resignation Date; except that on the April 1, 2005 payroll date, UEI will include all payroll earned by you, including accrued and unused vacation, through your Resignation Date.

(b)	Pay you on April 1, 2005, a retention bonus equal to $50,000 so long as you (i) continue your employment with UEI through the end of business on March 31, 2005 and (ii) each of the items set forth in paragraph 2 have been completed.

(c)	Continue all benefits currently provided you through your Resignation Date, including all executive relocation policy benefits. Immediately upon the effectiveness of your resignation, all such benefits shall cease and UEI will provide you, in accordance with law, all notices for continuation of health and disability insurance as required by COBRA. You understand and agree that it is your responsibility to elect to continue such insurance under COBRA and that you must notify UEI timely of such election. You further understand and agree that you shall be solely and fully responsible for all premiums, deductibles and co-payments as required under the specific insurance plans continued by virtue of your election. Further, you acknowledge and agree that all benefits provided you under the executive relocation policy, life insurance and long-term disability provided you by UEI shall terminate as of the Resignation Date.

(d)	All stock options granted to you will continue to vest in accordance with the terms of any such stock option grants and you understand and agree that, effective immediately on your Resignation Date, the unvested portion of the stock options shall terminate automatically and be of no further force and effect that you shall have a limited amount of time (in accordance with the terms of the

UNIVERSAL ELECTRONICS INC.
8190 Carrington Place
Bainbridge Township, Ohio 44023
440-708-0720
440-708-0721 Facsimile
Rickfir@alltel.net

Mr. Bernard J. Pitz
March 1, 2005

stock option grants) to exercise any vested portion of the stock option grants and, if after such time period, you have not exercised the vested portion of the stock option grants, you will have forfeited them.

(e)	You shall be entitled to keep the company issued and paid for (i) lap-top computer and necessary peripherals in your possession after removing all data and/or other material pertaining to and/or belonging to UEI or any of its affiliates, subsidiaries, customers and personnel and (ii) cellular telephone so long as you switch the billing therefore away from UEI.

     2. You will:

(a)	Assist as is reasonably necessary, during evenings and weekends and via telephone and email, to complete

(i.)	The audit of UEI’s financial statements for the year ended December 31, 2004, including reviewing and signing (by you) the Management Representation Letter requested by UEI’s outside auditors, PricewaterhouseCoopers;
(ii.)	The preparation, completion and filing of UEI Annual Report on Form 10-K for the year ended December 31, 2004 by its due date of March 16, 2005, including your signing all necessary filings and certificates;
(iii.)	All remaining procedures and internal controls related to Sarbanes-Oxley compliance efforts on or before the filing of UEI’s Annual Report on Form 10-K identified in item 2(a)(ii).

(b)	Complete, in accordance with UEI’s policies and practices, and present to UEI all expense reports before your Resignation Date and return to UEI all of its property.

(c)	Submit to UEI all expense repots that are outstanding and in doing so clear all previously reimbursed expenses that were paid to you for expense reports that had not yet been submitted.

(d)	Sign and deliver to UEI, your resignation dated and effective the Resignation Date in the form attached hereto.

     If this letter correctly sets forth your understanding of the terms of your continued employment with UEI, please so indicate by signing and returning to the undersigned, a copy of this letter. Thank you.

Sincerely, UNIVERSAL ELECTRONICS INC. Richard A. Firehammer, Jr. Sr. Vice President and General Counsel

Agreed this _____ day of
March, 2005

_____________________________________
Bernard J. Pitz
Universal Electronics Inc.
6101 Gateway Drive
Cypress, California 90630

     Attention: Corporate Secretary

     Please be advised that effectively immediately at the end of business on March 31, 2005, I resign my employment, including without limitation, all officer positions, with Universal Electronics Inc. and any and all of its affiliates and subsidiaries.

Sincerely, Bernard J. Pitz